EXHIBIT 23.3

300 Capitol St., Suite 1301 Charleston, WV 25301 (304) 414-4500
R. Kevin Whipkey, P.E. General Manager, Eastern Operations	www.norwestcorp.com

CONSENT OF NORWEST CORPORATION

Project #: 998-1

May 7, 2018

To whom it may concern:

Subject: Warrior Met Coal, Inc.

Dear Madam or Sir:

Norwest Corporation is an independent geologic and mining consultancy engaged in mineral resource analysis and mine planning since 1979. We issued a report dated January 12, 2018 relating to certain proven and probable coal reserves of the Warrior Met Coal, Inc. (the “Company”) as of December 31, 2017 (the “Report”), which is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. We hereby consent to (i) the incorporation by reference of the Report in the Company’s Registration Statement on Form S-3ASR (this “Registration Statement”); (ii) the use in this Registration Statement of the information contained in the Report; and (iii) the references to Norwest Corporation in this Registration Statement. We further consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Yours sincerely,

NORWEST CORPORATION

/s/ R. Kevin Whipkey
R. Kevin Whipkey, P.E.
General Manager, Eastern Operations